Exhibit 10.2
FIRST AMENDMENT TO
ORRSTOWN EMPLOYER
SALARY CONTINUATION AGREEMENT
THIS FIRST AMENDMENT (the “Amendment”) is adopted September 30, 2024, by and between Orrstown Bank (the “Employer”) and Craig L. Kauffman (the “Executive”).
The Employer and the Executive are parties to a Salary Continuation Agreement adopted July 8, 2024 (the “Agreement”) which provides deferred compensation benefits to the Executive under certain circumstances. The parties now wish to amend the Agreement to increase the Executive’s Early Termination Benefit, as agreed upon by the parties in the Retirement Agreement, dated September 25, 2024, by and between Orrstown Financial Services, Inc., the Employer, and the Executive (the “Retirement Agreement”). In the event that the Retirement Agreement does not become effective or is revoked by the Executive, this Amendment shall become null and void.
NOW, THEREFORE, the Employer and the Executive adopt the following amendment to the Agreement:
Section 2.2 of the Agreement shall be deleted and replaced with the following:
2.2    Early Termination Benefit. If Early Termination occurs, the Employer shall pay the Executive an annual benefit in the amount of One Hundred Fifty Thousand Dollars ($150,000) in lieu of any other benefit hereunder. The annual benefit will be paid for fifteen (15) years in equal monthly installments commencing the month following Normal Retirement Age.
IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Employer have executed this Amendment as indicated below:
EXECUTIVE                        EMPLOYER

By:                             By:
Craig L. Kauffman                    Thomas R. Quinn, Jr.
                            President and Chief Executive Officer